January 2012
Preliminary Terms No. 56 Registration Statement No. 333-178081 Dated January 23, 2011 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Contingent Coupon Range Accrual Auto-Callable Notes Based on the Performance of the S&P 500® Index due January 29, 2027
Unlike ordinary debt securities, the notes provide for the regular payment of interest only for the first year following their issuance.  From and including the second year until maturity, the notes will pay a contingent monthly coupon based on the number of index business days in the relevant interest determination period on which the closing level of the S&P 500® Index is greater than or equal to 950, which we refer to as the index reference level.  Investors will receive little or no contingent monthly coupon if the closing value of the S&P 500® Index remains below the index reference level for extended periods of time or even throughout the 14-year period from year 2 to maturity. In addition, if the index closing value of the S&P 500® Index is greater than or equal to the initial index value on any quarterly redemption determination date, beginning on the fourth business day preceding January    , 2017, the notes will be automatically redeemed for an amount per note equal to the stated principal amount and the contingent monthly coupon.  Investors will not participate in any appreciation of the S&P 500® Index and should be willing to hold their notes for the entire 15-year term. The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issuer rating:*
S&P: A- (negative outlook).  Although these notes have not yet received an individual rating, we will apply for such a rating to S&P.  Until it is received, we can give you no assurance as to the individual rating for the notes.

Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note Issue price: $1,000 per note
Pricing date:	January 27, 2012
Original issue date:	January 31, 2012 (2 business days after the pricing date)
Maturity date:	January 29, 2027
Early redemption:
If, on any redemption determination date, beginning on the fourth business day preceding January    , 2017, the index closing value of the underlying index is greater than or equal to the initial index value, the notes will be automatically redeemed for an early redemption payment on the related early redemption date.

Early redemption payment:
The early redemption payment will be an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the related interest determination date.

Redemption determination dates:	Quarterly, on the fourth business day preceding each early redemption date
Early redemption date:
Quarterly, on the    th day of each January, April, July and October, beginning with January    , 2017; provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day

Initial index value:	, which is the index closing value on the pricing date
Contingent monthly coupon:
From and including the original issue date to but excluding January    , 2013 (the “fixed interest rate period”): 7.00% per annum (corresponding to approximately $5.83 per month).
From and including January    , 2013 to but excluding the maturity date (the “floating interest rate period”): For each interest determination period, a contingent coupon of 7.00% per annum (corresponding to approximately $5.83 per month) times N/ACT, where:

•	“N” = the total number of index business days in the applicable interest determination period on which the index closing value is greater than or equal to the index reference level of 950 (each such day, an “accrual day”); and
•	“ACT” = the total number of index business days in the applicable interest determination period.

If on any index business day the index closing value is below the index reference level, no interest will accrue for that day.  It is possible that you will receive no contingent coupon on the notes for extended periods of time or even throughout the 14-year floating interest rate period if the index closing value were to remain below the index reference level.

Interest determination period:
With respect to the floating interest rate period, the monthly period from and including the previous interest determination date (or January    , 2013 in the case of the first interest determination period) to but excluding the next succeeding interest determination date.

Index reference level:	950
Interest payment dates:
The    th day of each month, beginning February    , 2012; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day

Interest determination dates:
The fourth business day preceding each interest payment date, beginning with  the February    , 2013 interest payment date, subject to postponement for non-index business days and certain market disruption events

Payment at maturity:
At maturity, you will receive an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the final interest determination date, if any.

CUSIP/ISIN:	617482F66/US617482F662
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)      The price to public for investors purchasing the notes in fee-based advisory accounts will be $970 per note.
(2)      Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $    for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $    per note. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
* The rating listed above has been assigned to the issuer and reflects the rating agency's view of the likelihood that we will honor our obligation to pay the principal amount at maturity and the interest, if any, payable under the terms of the notes and do not address the price at which the notes may be resold prior to maturity, which may be substantially less than the issue price of the notes. The rating assigned by the rating agency reflects only the view of the rating agency, is not a recommendation to buy, sell or hold the notes and is subject to revision or withdrawal at any time by the rating agency in its sole discretion. The rating should be evaluated independently of any other rating.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Product Supplement for Auto-Callable Securities dated November 21, 2011
Index Supplement dated November 21, 2011                  Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Coupon Range Accrual Auto-Callable Notes Based on the Performance of the S&P 500® Index due January 29, 2027

Investment Overview

Contingent Coupon Range Accrual Auto-Callable Notes Based on the Performance of the S&P 500® Index due January 29, 2027 (the “notes”) provide for the regular payment of interest only for the first year following their issuance.  From and including the second year until maturity, the notes will pay a contingent monthly coupon based on the number of index business days in the relevant interest determination period on which the closing level of the S&P 500® Index is greater than or equal to 950, which we refer to as the index reference level.  The notes provide investors with the opportunity to earn interest at an above-market rate in exchange for the risk of receiving no interest with respect to any index business day on which the S&P 500® Index closes below the index reference level from the second year following the original issue date until maturity.  Investors will receive little or no contingent monthly coupon if the closing value of the S&P 500® Index remains below the index reference level for extended periods of time or even throughout the 14-year period from year 2 to maturity. We refer to the coupon on the notes as contingent, because there is no guarantee that you will receive a coupon payment on any interest payment date.

In addition, if the index closing value of the S&P 500® Index is greater than or equal to the initial index value on any quarterly redemption determination date beginning on the fourth business day preceding January    , 2017, the notes will be automatically redeemed for an amount per note equal to the stated principal amount and the contingent monthly coupon.  Investors will not participate in any appreciation of the S&P 500® Index and should be willing to hold their notes for the entire 15-year term.

Maturity:	15 years

Contingent monthly coupon:	From and including the original issue date to but excluding January , 2013 (the “fixed interest rate period”): 7.00% per annum (corresponding to approximately $5.83 per month).

From and including January    , 2013 to but excluding the maturity date (the “floating interest rate period”): For each interest determination period, a contingent coupon of 7.00% per annum (corresponding to approximately $5.83 per month) times N/ACT, where:

•	“N” = the total number of index business days in the applicable interest determination period on which the index closing value is greater than or equal to the index reference level of 950 (each such day, an “accrual day”); and

•	“ACT” = the total number of index business days in the applicable interest determination period.

If on any index business day the index closing value is below the index reference level, no interest will accrue for that day.  It is possible that you will receive no contingent coupon on the notes for extended periods of time or even throughout the 14-year floating interest rate period if the index closing value were to remain below the index reference level

If the index closing level is greater than or equal to the initial index value any quarterly redemption determination date beginning on the fourth business day preceding January    , 2017, the notes will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent monthly coupon with respect to the related interest determination date.  At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold and the contingent monthly coupon with respect to the final interest determination date, if any.

January 2012	Page 2

Contingent Coupon Range Accrual Auto-Callable Notes Based on the Performance of the S&P 500® Index due January 29, 2027

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on January 20, 2012:

Bloomberg Ticker Symbol:	SPX	52 Week High (on 4/29/2011):	1,363.61
Current Index Value:	1,315.38	52 Week Low (on 10/3/2011):	1,099.23
52 Weeks Ago:	1,280.26

Underlying Index Daily Closing Values January 1, 2007 to January 20, 2012

*The bold line in the graph indicates the index reference level of 950.

Historical period
Total number of days in the historical period, beginning July 30, 1997	3,391
Number of days on or after July 30, 1997 that the index closing value was greater than or equal to 950	2,924
Number of days on or after July 30, 1997 that the index closing value was less than 950	467

**From the inception of the S&P 500® Index until July 30, 1997, its closing value was less than 950

January 2012	Page 3

Contingent Coupon Range Accrual Auto-Callable Notes Based on the Performance of the S&P 500® Index due January 29, 2027

Key Investment Rationale

Unlike ordinary debt securities, the notes provide for the regular payment of interest only for the first year following their issuance.  From and including the second year until maturity, the notes will pay a contingent monthly coupon based on the number of index business days in the relevant interest determination period on which the closing level of the S&P 500® Index is greater than or equal to 950.  The notes have been designed for investors who are willing to forgo market floating interest rates and accept the risk of no coupon payments in exchange for an opportunity to earn interest at a potentially above market rate if the S&P 500® Index closes at or above the index reference level on each index business day from the second year following the original issue date until maturity.  The following scenarios are for illustration purposes only to demonstrate how the coupon is calculated, and do not attempt to demonstrate every situation that may occur and, accordingly, the notes may or may not be redeemed, and a contingent coupon of 7% per annum or less may be payable in some but not all of the monthly periods in the 14-year period from year 2 to maturity.

Scenario 1: The notes are redeemed prior to maturity, a coupon of 7.00% per annum is paid for each monthly period
This scenario assumes that, prior to redemption, the underlying index closes at or above the reference index level on each index business day.  Investors receive a contingent monthly coupon of 7% per annum on each interest payment date prior to redemption.

When the underlying index closes greater than or equal to the initial index value on a quarterly redemption determination date (starting on the fourth business day preceding January    , 2017), the notes will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent monthly coupon with respect to the related interest determination date. Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 2: The notes are not redeemed prior to maturity, and a coupon of 7.00% per annum is paid for each monthly period
This scenario assumes that the underlying index closes at or above the index reference level on each index business day (but below the initial index value on every quarterly redemption determination date).  Investors receive a contingent monthly coupon of 7% per annum for each interest period throughout the entire term of the notes.

Scenario 3: The notes are not redeemed prior to maturity, and a coupon of less than 7% per annum is paid for some or all of the interest periods
This scenario assumes that for each monthly interest determination period during the floating interest rate period the underlying index closes at or above the index reference level on some but not all the index business days (but below the initial index value on every quarterly redemption determination date).  Investors receive a contingent monthly coupon of 7% per annum for year 1 of the notes and a contingent monthly coupon of less than 7% per annum from year 2 to maturity.

Scenario 4 The notes are not redeemed prior to maturity, and coupons are not paid for any interest period from year 2 to maturity
This scenario assumes that the underlying index closes below the index reference level on each index business day in the floating rate interest rate period from year 2 to maturity (and therefore below the initial index value on every quarterly redemption determination date). Since the underlying index closes below the index reference level on each index business day in the floating rate interest rate period, investors only receive a coupon for year 1 of the notes and do not receive any contingent coupon over the remaining 14-year period of the notes from year 2 to maturity.

Summary of Selected Key Risks (see page 15)

▪	The notes provide for regular interest payments only during the first year following their issuance and you may receive no coupon payments throughout the 14-year period from year 2 to maturity.

▪	Investors will not participate in any appreciation in the underlying index.

▪
The automatic early redemption feature may limit the term of your investment to approximately five years.  If the notes are redeemed early, you may not be able to reinvest at comparable terms or returns.

▪	The market price of the notes may be influenced by many unpredictable factors, including the value and volatility of the underlying index and the level of market interest rates.

January 2012	Page 4

Contingent Coupon Range Accrual Auto-Callable Notes Based on the Performance of the S&P 500® Index due January 29, 2027

▪	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your notes for the entire 15-year term of the notes.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

▪	Adjustments to the underlying index by the index publisher could adversely affect the value of the notes.

January 2012	Page 5

Contingent Coupon Range Accrual Auto-Callable Notes Based on the Performance of the S&P 500® Index due January 29, 2027

Fact Sheet
The notes offered are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying product supplement, index supplement and the prospectus.  The notes provide for the regular payment of interest only for the first year following their issuance.  From and including the second year until maturity, the notes will pay a contingent monthly coupon based on the number of index business days in the relevant interest determination period on which the closing level of the S&P 500® Index is greater than or equal to 950.  Investors will receive little or no contingent monthly coupon if the closing value of the S&P 500® Index remains below the index reference level for extended periods of time or even throughout the 14-year period from year 2 to maturity. The notes will be automatically redeemed if the index closing value of the S&P 500® Index is greater than or equal to the initial index value on any quarterly redemption determination date, beginning on the fourth business day preceding January    , 2017.  At maturity, if the notes have not previously been redeemed, you will receive an amount equal to the stated principal amount for each note you hold and the contingent monthly coupon with respect to the final interest determination date, if any.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January 27, 2012	January 31, 2012 (3 business days after the pricing date)	January 29, 2027, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Aggregate principal amount:	$
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Early redemption:
If, on any redemption determination date, beginning on the fourth business day preceding January    , 2017, the index closing value of the underlying index is greater than or equal to the initial index value, the notes will be automatically redeemed for an early redemption payment on the related early redemption date.

Early redemption payment:
The early redemption payment will be an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the related interest determination date.

Redemption determination dates:	Quarterly, on the fourth business day preceding each early redemption date
Early redemption date:
Quarterly, on the    th day of each January, April, July and October, beginning with January    , 2017; provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day

Initial index value:	, which is the index closing value on the pricing date
Contingent monthly coupon:
From and including the original issue date to but excluding January    , 2013 (the “fixed interest rate period”): 7.00% per annum (corresponding to approximately $5.83 per month).

From and including January    , 2013 to but excluding the maturity date (the “floating interest rate period”): For each interest determination period, a contingent coupon of 7.00% per annum (corresponding to approximately $5.83 per month) times N/ACT, where:

•  “N” = the total number of index business days in the applicable interest determination period on which the index closing value is greater than or equal to the index reference level of 950 (each such day, an “accrual day”); and

• “ACT” = the total number of index business days in the applicable interest determination period.

If on any index business day the index closing value is below the index reference level, no interest will accrue for that day.  It is possible that you will receive no contingent coupon on the notes for extended periods of time or even throughout the 14-year floating interest rate period if the index closing value were to remain below the index reference level.

Interest determination period:
With respect to the floating interest rate period, the monthly period from and including the previous interest determination date (or January    , 2013 in the case of the first interest determination period) to but excluding the next succeeding interest determination date.

Index reference level:	950
Interest payment dates:
The    th day of each month, beginning February    , 2012; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day

Interest determination dates:
The fourth business day preceding each interest payment date, beginning with the February    , 2013 interest payment date, subject to postponement for non-index business days and certain market disruption events

Interest period:	Monthly
Payment at maturity:
At maturity, you will receive an amount equal to (i) the stated principal amount for each note you hold plus (ii) the contingent monthly coupon with respect to the final interest determination date, if any.

Record date:
The record date for each interest payment date shall be the date one business day prior to such scheduled interest payment date; provided, however, that any coupon payable at maturity shall be paid to whom the payment at maturity is due.

January 2012	Page 6

Contingent Coupon Range Accrual Auto-Callable Notes Based on the Performance of the S&P 500® Index due January 29, 2027

Risk factors:	Please see “Risk Factors” beginning on page 15.
Postponement of interest payment dates (including the maturity date):
If any interest determination date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled interest payment date (including the maturity date), the interest payment date (or the maturity date) will be the second business day following that interest determination date as postponed, and no adjustment will be made to any coupon payment made on that postponed date.

Alternate Exchange Calculation in the Case of an Event of Default
In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes (the “acceleration amount”) shall be determined by the calculation agent and shall be an amount in cash equal to $1,000 plus any accrued but unpaid portion of the contingent monthly coupon calculated on a 30/360 basis.  During the floating interest rate period, the contingent monthly coupon, if any, for any interest determination period shall be determined as if the date of such acceleration were the last date of the such interest determination period

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to The Depository Trust Company of the acceleration amount and the aggregate cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482F66
ISIN:	US617482F662
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the notes issued under these preliminary terms and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the notes.  This discussion applies only to initial investors in the notes who:

•  purchase the notes at their “issue price,” which will equal the first price at which a substantial amount of the notes is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•   will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•  certain financial institutions;

•  insurance companies;

•  certain dealers and traders in securities, commodities, or foreign currencies;

•  investors holding the notes as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;

•  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•  regulated investment companies;

•  real estate investment trusts;

•  tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

•  persons subject to the alternative minimum tax.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of these preliminary terms may affect the tax consequences described herein.  Persons considering the purchase of notes should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

January 2012	Page 7

Contingent Coupon Range Accrual Auto-Callable Notes Based on the Performance of the S&P 500® Index due January 29, 2027

General

We intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes.  It is also possible that the notes could be treated as “variable rate debt instruments” for U.S. federal income tax purposes, in which case the timing and character of the interest income and gain or loss with respect to the notes could be significantly affected.  Investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes, including possible alternative treatments.  The discussion below assumes the treatment of the notes as “contingent payment debt instruments” is respected.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a note that is:

•  a citizen or individual resident of the United States;

•  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Interest Accruals on the Notes.  Pursuant to rules governing the tax treatment of contingent payment debt instruments (the “contingent debt regulations”), a U.S. Holder of the notes will be required to accrue interest income on the notes on a constant yield basis, based on a comparable yield, as described below, regardless of whether the holder uses the cash or accrual method of accounting for U.S. federal income tax purposes.  Accordingly, a U.S. Holder may be required to include interest in income each year in excess of any stated interest payments actually received in that year.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount (“OID”) for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals the product of:

•  the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period,

•  the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period, and

•  a fraction, the numerator of which is the number of days during the accrual period that the U.S. Holder held the notes and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments (in accordance with the projected payment schedule described below) previously made with respect to the notes.

As used in the contingent debt regulations, the term “comparable yield” means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on the notes.  This schedule must produce a yield to maturity that equals the comparable yield.  Although it is not clear how the comparable yield should be determined for notes that may be automatically redeemed before maturity, we believe it is reasonable to determine the comparable yield based on the stated maturity date.  Accordingly, if the notes were priced on January 20, 2012, the “comparable yield” would be a rate of 5.4754% per annum, compounded monthly; however, the comparable yield for the notes will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.

For U.S. federal income tax purposes, a U.S. Holder is required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless such U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the Internal Revenue Service (the “IRS”).

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Contingent Coupon Range Accrual Auto-Callable Notes Based on the Performance of the S&P 500® Index due January 29, 2027

The comparable yield and the projected payment schedule will not be used for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of a note for U.S. federal income tax purposes.  They will not constitute a projection or representation by us regarding the actual amounts that will be paid on a note.

Adjustments to Interest Accruals on the Notes.  If, during any taxable year, a U.S. Holder of notes receives actual payments with respect to such notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” equal to the amount of such excess.  The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” equal to the amount of such deficit.  This net negative adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.  Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward as a negative adjustment to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, early redemption or retirement of the notes.  A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Sale, Exchange, Early Redemption or Retirement of Notes.  Generally, the sale, exchange or early redemption of a note will result in taxable gain or loss to a U.S. Holder.  The amount of gain or loss on a sale, exchange or early redemption of a note will be equal to the difference between (a) the amount received by the U.S. Holder (the “amount realized”) and (b) the U.S. Holder’s adjusted tax basis in the note.  As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that a U.S. Holder has any net negative adjustment carry-forward, the U.S. Holder may use such net negative adjustment carry-forward from a previous year to reduce the amount realized on the sale, exchange or early redemption of the notes.

Upon the scheduled retirement of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized and the holder’s adjusted tax basis in the note.  For purposes of determining the amount realized on the scheduled retirement of a note, a U.S. Holder will be treated as receiving the projected amount of any contingent payment due at maturity.  As previously discussed under “—Adjustments to Interest Accruals on the Notes,” to the extent that actual payments with respect to the notes during the year of the scheduled retirement (including the payment on the scheduled retirement) are greater or less than the projected payments for such year, a U.S. Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be, and to the extent that a U.S. Holder has any net negative adjustment carry-forward, the U.S. Holder may use such net negative adjustment carry-forward from a previous year to reduce the amount realized on the scheduled retirement of the notes.

A U.S. Holder’s adjusted tax basis in a note generally will be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

Gain recognized by a U.S. Holder upon a sale, exchange, early redemption or retirement of a note generally will be treated as ordinary interest income.  Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and thereafter capital loss (which will be long-term capital loss if the note has been held for more than one year).  The deductibility of capital losses is subject to limitations.  A U.S. Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale, exchange, early redemption or other disposition of the notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

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Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•  an individual who is classified as a nonresident alien;

•  a foreign corporation; or

•  a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•  certain former citizens or residents of the United States; or

•  a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes.

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of amounts paid (including OID, if any) on the notes, provided that:

•  the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•  the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•  the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

•  the certification requirement described below has been fulfilled with respect to the beneficial owner.

The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note (or a financial institution holding a note on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the notes at maturity as well as in connection with the proceeds from a sale, exchange, early redemption or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above will satisfy the certification requirements necessary to avoid backup withholding.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should consider the U.S. federal estate tax implications of an investment in the notes.  Assuming that the applicable treatment of the notes as set forth in “United States Federal Taxation” is respected for U.S. federal estate tax purposes, the following U.S. federal estate tax consequences should result.  Absent an applicable treaty benefit, a note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the note if received by the decedent at the time of death would have been subject to U.S. federal withholding tax (even if the W-8BEN certification requirement described above were satisfied and not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty). Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the notes in their particular situations and the availability of benefits provided by an applicable estate tax treaty, if any.

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Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

During the term of the notes, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in the stocks constituting the underlying index, in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect whether the index closing value is greater than or equal to (i) the index reference level on each index business day during the floating interest rate period and, accordingly, the amount, if any, of the monthly contingent coupon on the notes or (ii) the index closing value on the redemption determination dates and accordingly, whether the notes are redeemed prior to maturity for the early redemption payment.  For further information on our use of proceeds and hedging, see “Description of Notes––Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a

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governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $    for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $    per note.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying product supplement, index supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Hypothetical Examples

The following hypothetical examples are for illustrative purposes only and would provide different results if different assumptions were made.  The hypothetical contingent monthly coupons in year 2 to maturity of the notes to be paid on any interest payment date are based on the total number of index business days in a monthly interest determination period on which the index closing value is greater than or equal to the index reference level.  For illustrative purposes, the table assumes that the interest determination period contains 30 calendar days and that the interest determination period contains 21 index business days. The actual contingent monthly coupons will depend on the actual number of index business days in such interest determination period and the actual index closing value on each index business day in such interest determination period.

In addition, whether the notes are redeemed prior to maturity will be determined on each quarterly redemption determination date.  The actual initial index value will be determined on the pricing date.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.  The numbers appearing in the tables and examples below have been rounded for ease of analysis.  The below examples are based on the following terms:

Index Reference Level:	950
Hypothetical Initial Index Value:	1,300
Hypothetical Contingent Monthly Coupon:
From and including the original issue date to but excluding January    , 2013 (the “fixed interest rate period”): 7.00% per annum (corresponding to $5.8333 per month).

From and including January    , 2013 to but excluding the maturity date (the “floating rate period”), based on the total number (“N”) of index business days in a monthly interest determination period on which the index closing value is greater than or equal to the index reference level.

	N	Hypothetical Contingent Monthly Coupon
	0	$0.0000 per note
	5	$1.3889 per note
	10	$2.7778 per note
	15	$4.1667 per note
	21	$5.8333 per note
Stated Principal Amount:	$1,000

In Example 1, the index closing value of the index fluctuates over the term of the note and the index closing value is greater than the initial index value on one of the quarterly redemption determination dates (beginning on the fourth business day preceding January    , 2017).  Because the index closing value is greater than the initial index value on such a date, the note is automatically redeemed on the related early redemption date.  In Examples 2, 3 and 4, the index closing value is less than the initial index value on all of the redemption determination dates, and, consequently, the note is not automatically redeemed prior to, and remains outstanding until, maturity.

Example 1—The note is automatically redeemed following the redemption determination date in February 2017, as the index closing value is greater than or equal to the initial index value on such redemption determination date, which follows the first redemption determination date in January 2017.  For each interest determination period prior to and ending in February 2017, the index closing value is at or above the index reference level for 15 out of 21 index business days.

You receive the contingent monthly coupon for each month during the fixed rate interest period for a total of $70 per note.

Because the index closing value is at or above the index reference level for 15 out of 21 index business days for each interest determination period prior to and ending in February 2017, the contingent monthly coupon is $5.8333 x (15/21) = $4.1667, totaling $4.1667 x 48 = $200 per note.

Your early redemption payment equals the stated principal amount plus the related contingent monthly coupon, or $1,000 + 4.1667 = $1,004.1667 per note.

The total payment over the term of the note is $70 + $200 + $1,004.1667 = $1,274.17 per note.

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Example 2—The note is not redeemed, as the index closing value is less than the initial index value on all redemption determination dates. For each interest determination period, the index closing value is at or above the index reference level on each index business day.

You receive the contingent monthly coupon for each month during the fixed rate interest period for a total of $70 per note.

Because the index closing value is at or above the index reference level for 21 out of 21 index business days for each interest determination period for year 2 to maturity, the contingent monthly coupon is $5.8333 x (21/21) = $5.8333, totaling $5.8333 x 167 = $974.16 per note.

Your payment at maturity equals the stated principal amount plus the related contingent monthly coupon, or $1,000 + $5.8333 = $1,005.8333 per note.

The total payment over the term of the note is $70 + $974.16 + $1,005.8333 = $1,050 per note.

Example 3—The note is not redeemed, as the index closing value is less than the initial index value on all redemption determination dates. For each interest determination period, the index closing value is at or above the index reference level for 10 out of 21 index business days.

You receive the contingent monthly coupon for each month during the fixed rate interest period for a total of $70 per note.

Because the index closing value is at or above the index reference level for 10 out of 21 index business days for each interest determination period for year 2 to maturity, the contingent monthly coupon is $5.8333 x (10/21) = $2.7778, totaling $2.7778 x 167 = $463.89 per note.

Your payment at maturity equals the stated principal amount plus the related contingent monthly coupon, or $1,000 + $2.7778 = $1,002.7778 per note.

The total payment over the term of the note is $70 + $466.67 + $1,000 = $1,536.67 per note.

Example 4—The note is not redeemed, as the index closing value is less than the initial index value on all redemption determination dates. For each interest determination period, the index closing value is below the index reference level on every index business day. You receive only the contingent monthly coupon during the fixed interest rate period and the stated principal amount at maturity.

You receive the contingent monthly coupon for each month during the fixed rate interest period for a total of $70.

Because the index closing value is below the index reference level on every index business day for each interest determination period for year 2 to maturity, there is no contingent monthly coupon during this period.

Your payment at maturity equals the stated principal amount plus the related contingent monthly coupon, or $1,000 + $0 = $1,000 per note.

The total payment over the term of the note is $70 + $0 + $1,000 = $1,070 per note.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, the index supplement and the prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

▪
The notes provide for regular interest payments only during the first year following their issuance and you may receive no coupon payments throughout the 14-year period from year 2 to maturity. The terms of the notes differ from those of ordinary debt notes in that they provide for the regular payment of interest only for the first year following their issuance.  From and including the second year until maturity, the notes will pay a contingent monthly coupon based on the number of index business days in the relevant interest determination period on which the closing level of the S&P 500® Index is greater than or equal to 950 which we refer to as the index reference level.  Investors will receive little or no contingent monthly coupon if the closing value of the S&P 500® Index remains below the index reference level for extended periods of time or even throughout the 14-year period from year 2 to maturity.  If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
Investors will not participate in any appreciation in the underlying index.  Investors will not participate in any appreciation in the underlying index from the initial index value, and the return on the notes will be limited to the monthly coupon that is paid during the fixed interest period and the contingent monthly coupon, if any, that is paid with respect to each interest determination period based on the number of index business days in the relevant interest determination period on which the closing level of the S&P 500® Index is greater than or equal to 950 during the floating interest rate period.

▪
Early redemption risk. The term of your investment in the notes may be limited to as short as approximately five years by the automatic early redemption feature of the notes.  If the notes are redeemed prior to maturity, you will receive no more contingent monthly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪
Market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying index on any day will affect the value of the notes more than any other factors.  Other factors that may influence the value of the notes include:

o	the volatility (frequency and magnitude of changes in value) of the S&P 500® Index,

o	whether the index closing value of the S&P 500® Index has been below the index reference level on any index business day,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

o	dividend rates on the securities underlying the S&P 500® Index,

o	the time remaining until the notes mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the S&P 500® Index and changes in the constituent stocks of such index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the value of the S&P 500® Index at the time of sale is below the index reference level or if market interest rates rise.

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Contingent Coupon Range Accrual Auto-Callable Notes Based on the Performance of the S&P 500® Index due January 29, 2027

You cannot predict the future performance of the S&P 500® Index based on its historical performance.  The value of the underlying index may decrease and be below the index reference level on each index business day during each interest determination period so that you will receive no contingent monthly coupons during the 14-year period from year 2 to maturity.  There can be no assurance that the closing value of the underlying index will be greater than or equal to the index reference level on any index business day during any interest determination period so that you will receive a coupon payment on the notes for the applicable interest determination period.  See “Historical Information” on page 18.

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  Under the terms of the notes, Morgan Stanley is obligated to return to you the stated principal amount at maturity.  However, as with an ordinary debt security, you are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
The notes will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your notes for the entire 15-year term of the notes.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the notes.  One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities during the term of the notes could affect whether the index closing value is greater than or equal to the index reference level on any index business day or greater than or equal to the initial index value on the redemption determination dates and, accordingly, the amount, if any, of the contingent monthly coupon we pay on the notes or whether we redeem the notes prior to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. will determine the payment that you will receive on each interest payment date and at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.

▪
Adjustments to the underlying index could adversely affect the value of the notes. The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes

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Contingent Coupon Range Accrual Auto-Callable Notes Based on the Performance of the S&P 500® Index due November 17, 2026

that could change the value of the underlying index.  Any of these actions could adversely affect the value of the notes.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any interest determination date, the determination of whether interest will be payable on the notes on the applicable interest payment date will be based on whether the value of the underlying index based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance is less than the index reference level.

January 2012	Page 17

Contingent Coupon Range Accrual Auto-Callable Notes Based on the Performance of the S&P 500® Index due November 17, 2026

Information about the S&P Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Morgan Stanley.  See “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2007 through January 20, 2012.  The closing value of the underlying index on January 20, 2012 was 1,315.38.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on any interest determination date.
S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter (through January 20, 2012)	1,315.38	1,277.06	1,315.38

January 2012	Page 18